UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Earliest event reported): December 1, 2006

BIOPHAN TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-26057	82-0507874
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

   150 Lucius Gordon Drive, Suite 215 West Henrietta, New York   14586
   (Address of principal executive offices) (Zip code)

                               (585) 214-2441
(Registrant’s telephone number (including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On December 1, 2006, Stan Yakatan was elected to our Board of Directors. Mr. Yakatan was elected by our incumbent Board of Directors to fill a vacancy created by the resignation of Ross B. Kenzie. Mr. Yakatan will serve on the Audit Committee of the Board of Directors.

Mr. Yakatan is Chairman and Chief Executive Officer of Katan Associates, a private company which he founded in May 1989 that provides advisory services and strategic planning for companies in the life sciences industry. From June 2003 to August 2005, Mr. Yakatan was Chairman and Chief Executive Officer of Grant Life Sciences, a publicly-traded company engaged in the research, development, marketing, and sale of diagnostic kits for the screening, monitoring, and diagnosis of diseases with emphasis on women's health, infectious diseases, and cancers. Mr. Yakatan continues to serve as a Director of Grant Life Sciences. He is also a Director of Response Biomedical Corp. and LifePoint, Inc. and of several privately-held companies in the life sciences industry. From 1968 until he founded Katan Associates in 1989, Mr. Yakatan held various senior executive positions with New England Nuclear Corporation (a division of E.I. DuPont), ICN Pharmaceuticals, Inc., New Brunswick Scientific Co., Inc. and Biosearch. Mr. Yakatan is the Chairman of Biocomm Inc., a venture capital firm, and has founded and served as Chief Executive Officer of numerous entrepreneurial ventures in the biomedical and healthcare sectors. He has served as a strategic advisor to government agencies in Canada and Australia.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOPHAN TECHNOLOGIES, INC.

Date: December 7, 2006	By:	/s/ Darryl L. Canfield
Darryl L. Canfield
Chief Financial Officer